EXHIBIT 10.28

Revolving Line of Credit Promissory Note

[$50,000.00]	[09/1/2013]

For Value Received, Elite Data Services, Inc., a a Florida corporation ("Maker") promises to pay to Sarah Myers, an individual (the "Payee"), or at such other places as Payee may designate from time to time in writing, the principal sum fifty thousand dollars ($50,000) or so much of that sum as may be advanced under this Revolving Line of Credit Promissory Note.

Interest

Interest shall accrue on the unpaid principal balance at 12% per annum. Payments of principal and interest shall be made as provided below in the paragraph entitled “Payment of Principal Interest.”

Payment of Principal Interest

Commencing on the date one (1) month following the date of this Promissory Note, and continuing on the first day of each month thereafter, Maker shall pay to Payee monthly payments of interest only, continuing for twelve (12) months, at the end of which time, the remaining principal balance, if any, shall be due and payable. In the event any payment is not received by Payee within ten (10) days following its due date, a late charge equal to five percent (5%) of the payment shall be due from Maker to Payee in addition to the installment that is otherwise due. Maker acknowledges that this late charge is intended to reimburse Payee for administrative expenses incurred by Payee due to Maker’s failure to make timely payments.

Line of Credit

This Agreement evidences a revolving line of credit.  Advances under this Agreement may be requested orally by Maker.  The unpaid principal balance owing on this Agreement may be evidenced by endorsement or amendments to the Agreement or by Payee’s internal records.  Payee shall have no obligation to advance funds under this Agreement if Maker is in default under the terms of the Agreement or any agreement that Maker has with Payee, Maker ceases doing business or is insolvent, or Payee in good faith believes itself insecure.

Prepayment Privilege

Principal and/or interest may be prepaid in whole or in part at any time without penalty.

Acceleration

In the event that Maker shall default in the payment of interest or principal when due, and if such default shall continue for thirty (30) days following written notice from Payee to Maker, the whole sum of the principal balance and all accrued interest thereon shall become immediately due and payable at the option of Payee upon notice to Maker.

Miscellaneous

If Payee institutes a judicial action to collect on this Promissory Note, Maker promises to pay reasonable attorneys' fees awarded by the court.

This Agreement shall be construed under the laws of Florida in the jurisdiction where the lender resides.

By:	/s/ Steven Frye

By:	/s/ Sarah Myers